UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        July 6, 2004

DIGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128

(State or other	(Commission File	(IRS Employer
jurisdiction of incorporation)	Number)	Identification No.)

1201 Clopper Road
Gaithersburg, Maryland	20878

(Address of principal	(Zip Code)
executive offices)

(301) 944-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On November 19, 2001, we filed an action for patent infringement against Ventana Medical Systems, Inc. The action was filed in the United States District Court for the District of Delaware. In the action, we allege that Ventana Medical Systems, Inc. has made, used, sold and/or offered for sale products embodying our patented inventions thereby infringing our United States Patent No. 4,849,332 entitled “Human Papilloma Virus 35 Nucleic Acid Hybridization Probes and Methods for Employing the Same” and our United States Patent No. 4,849,331 entitled “Human Papilloma Virus 44 Nucleic Acid Hybridization Probes and Methods for Employing the Same.” We are seeking a permanent injunction and monetary damages for past infringement. On September 25, 2002, Ventana Medical Systems, Inc. publicly announced that it had acquired Beckman Coulter, Inc.’s human papillomavirus business and corresponding assets, including the assignment of the human papillomavirus intellectual property portfolio acquired by Beckman Coulter, Inc. from Institut Pasteur through a 1991 sublicense agreement. On October 18, 2002, we filed a motion to amend our complaint to add Beckman Coulter, Inc. as a co-defendant, as well as additional claims against Ventana. On December 10, 2002, the Court granted our motion to amend. On January 28, 2003, we filed a motion to file a second amended complaint. On March 9, 2003, the Court granted our motion to amend.

     In the course of this litigation, Ventana and Beckman Coulter filed motions seeking to compel arbitration of Digene’s claims against them. After a bench trial, the Court issued an order that Beckman Coulter has a right to arbitrate Digene’s claims against it, but that Ventana does not. The arbitration process has not yet been initiated. The Court, as a matter of judicial economy, has stayed the proceedings against Ventana pending the outcome of any arbitration between Digene and Beckman Coulter.

     On March 15, 2002, we filed an action for declaratory judgment against Enzo Biochem, Inc. The action was filed in the United States District Court for the District of Delaware. We filed this action after having received direct threats from Enzo Biochem of infringement of U.S. Patent No. 6,221,581 entitled “Processes for Detecting Polynucleotides, Determining Genetic Mutations or Defects in Genetic Material, Separating or Isolating Nucleic Acid of Interest from Samples, and Useful Compositions of Matter and Multihybrid Complex Compositions.” We are seeking a judgment that the patent is invalid and has not been infringed by us. On March 20, 2002, in response to our complaint, Enzo Biochem filed a motion to dismiss our complaint for lack of subject matter jurisdiction, based on assertions that Enzo Diagnostics, Inc. (a wholly owned subsidiary of Enzo Biochem), not Enzo Biochem, was the holder of the patent in question. On the same day, Enzo Diagnostics, Inc. also filed a complaint for patent infringement against us in the Delaware District Court. Enzo Diagnostics, Inc. asserts in its complaint that we have infringed U.S. Patent No. 6,221,581 through the manufacture, sale and offer for sale of our Hybrid Capture products. The two cases have now been consolidated. We have filed counterclaims against Enzo Biochem for various business-related tortious conduct. The Court has denied Enzo Biochem’s motion to dismiss our counterclaims and has granted Digene’s motion to amend our counterclaims to include inequitable conduct claims.

     The Court had scheduled the trial in this matter to commence June 14, 2004. On June 10, 2004, the Court issued orders on various pretrial motions filed by the parties, including an order on a “Markman” hearing on patent claim construction for U.S. Patent No. 6,221,581. Although the Court did not adopt Digene’s position on certain matters of claim construction, Digene continues to believe that it does not infringe any valid and enforceable claim of the U.S. Patent No. 6,221,581. On June 14, 2004, at the request of the parties, the trial was continued.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGENE CORPORATION
(Registrant)

/s/ Evan Jones

Date: July 16, 2004	By:	Evan Jones
	Title:	Chairman and Chief Executive Officer